Exhibit 99(a)(1)(D)

Jerrick Media Holdings, Inc. 2050 Center Ave, Suite 640 Fort Lee, NJ 07024 (201) 258- 3770

February 14, 2019

To the Holders of Warrants:

This letter is to inform you that Jerrick Media Holdings, Inc. (the “Company”) is offering holders of certain warrants to purchase common stock of the Company (defined below as the “Warrants”) the opportunity to exchange such Warrants, upon the terms set forth in the enclosed “Offer to Exchange Common Stock for Certain Outstanding Warrants of Jerrick Media Holdings, Inc.” dated as of February 14, 2019 (the “Offer to Exchange”). The warrants subject to the Offer to Exchange are (i) warrants to purchase an aggregate of 8,292,666 Shares issued to certain investors from February 2018 to June 2018 with a four-year term and with an exercise price of $0.20, (ii) warrants to purchase an aggregate of 38,725,296 Shares issued to certain investors from November 2016 through March 2018 with a five-year term and with an exercise price of $0.20, (iii) warrants to purchase an aggregate of 430,000 Shares that were issued to certain investors from November 2016 through April 2017 with a five-year term and that had an original exercise price of $0.30 that was subsequently reduced to $0.20 based on the subsequent issuance of $0.20 warrants, (iv) warrants to purchase an aggregate of 10,750,000 Shares that were issued to certain investors from September 2014 through November 2015 with a five-year term and that had an original exercise price of $0.35 that was subsequently reduced to $0.20 based on the subsequent issuance of $0.20 warrants, and (v) warrants to purchase an aggregate of 3,635,000 Shares that were issued to certain investors from February 2016 through October 2016 with a five-year term and that had an original exercise price of $0.40 that was subsequently reduced to $0.20 based on the subsequent issuance of $0.20 warrants (collectively, the “Warrants”). All terms not defined in this letter shall have the meanings set forth in the Offer to Exchange.

As set forth in the Offer to Exchange, holders of the Warrants may exchange their Warrants for thirty-three thousand three-hundred thirty-three (33,333) shares of our common stock for every one-hundred thousand (100,000) Warrants tendered. If all of the Warrants are tendered, the Company will issue 20,610,782 Shares. No fractional shares will be issued. Warrants may only be exchanged for whole shares. In lieu of issuing fractional shares to which any holder of Warrants would otherwise have been entitled, the Company will round the number of shares to which such holder is entitled, after aggregating all fractions, up to the next whole number of shares.

The purpose of the Offer to Exchange is to help the Company reduce its outstanding warrants and thus the overhang in relation to its common stock. The number of warrants outstanding serves as an impediment to certain goals of the Company.

The shares of common stock to be issued pursuant to the Offer to Exchange are being offered and issued pursuant to the exemption from registration under the Securities Act of 1933 (the “Securities Act’) provided by Section 3(a)(9) of the Securities Act. As the Warrants are “restricted securities” within the meaning of the Securities Act, the shares of common stock issued in exchange for the Warrants will be restricted securities as well.

The enclosed Offer to Exchange together with the Letter of Transmittal and form of Notice of Withdrawal constitute the “Offering Materials.” The Offering Materials provide information regarding the Offer to Exchange and instructions as to how you can participate in the Exchange. You should read all of the materials carefully before you decide whether to exchange any of your Warrants.

To participate in the Offer to Exchange and receive the number of shares of the Company’s common stock issuable therefor, you must deliver to the Company, prior to the expiration of the Offer to Exchange, which is 5:00 p.m. (Eastern time) on March 14, 2019, as may be extended by the Company in its sole discretion (the “Expiration Date”): (i) a signed copy of the Transmittal Letter and (ii) the original copy of your Warrant (or an Affidavit of Lost Warrant) for cancellation. These materials must be properly delivered, before the Expiration Date, to: Jerrick Media Holdings, Inc., 2050 Center Avenue, Suite 640, Fort Lee, NJ 07024, telephone number: (201) 258-3770, email: chelsea@jerrick.media. If you properly tender (and do not validly withdraw) these materials on or prior to 5:00 p.m. Eastern Time on March 14, 2019, the Expiration Date of the Offer to Exchange (or such later date and time if we extend the Offer to Exchange), promptly following the Expiration Date, we intend to issue and deliver to you the number of shares of Company common stock issuable pursuant to the Offer to Exchange.

If you change your mind and do not want to participate in the Offer to Exchange, you may submit a Notice of Withdrawal to us. However, to be effective, the Notice of Withdrawal must be properly completed and must be returned to us on or prior to 5:00 p.m., Eastern Time on March 14, 2019, the Expiration Date of the Offer to Exchange (or such later date and time if we extend the Offer to Exchange). Also, if we have not accepted your tendered Warrants and Transmittal Letter by March 14, 2019, you may change your mind and submit a Notice of Withdrawal to us after March 14, 2019. If you properly withdraw in a timely manner, we will promptly: (i) cancel your signed copy of the Transmittal Letter and (ii) return the original copy of your Warrant (which will remain unmodified and in full force and effect), or issue you a new Warrant if you submitted an Affidavit of Lost Warrant.

Thank you for your time in reviewing this request.

Very truly yours,

Jeremy Frommer
Chief Executive Officer